Exhibit 10.4
THIRD AMENDMENT OF LEASE
(36th, 21st, 22nd, 23rd and 24th Floors)
THIS THIRD AMENDMENT OF LEASE (this “Agreement” or “Third Amendment”) is made as of January      , 2010 (the “Effective Date”), by and between 500-512 SEVENTH AVENUE LIMITED PARTNERSHIP, a New York limited partnership (“Landlord”) having an address c/o Newmark Knight Frank, 125 Park Avenue, New York, New York 10017, and G-III LEATHER FASHIONS, INC. having an address at 512 Seventh Avenue, New York, New York, 10018 (“Tenant”).
RECITALS:
WHEREAS, 500/512 Seventh Avenue Associates, Landlord’s predecessor-in-interest, and BET Studio LLC, Tenant’s predecessor-in-interest, entered into a certain agreement of lease dated as of April 23, 1997, as amended by (i) the First Amendment to Lease dated as of July 1, 2000, and (ii) the Second Amendment to Lease dated as of May 1, 2001 (as so amended, collectively the “Lease”) for the 36th Floor (the “36th Floor Space”) as more particularly described in the Lease, in the office building located at and known as 512 Seventh Avenue, New York, New York (the “Building”); and
WHEREAS, Tenant desires to lease, in addition to the 36th Floor Space: (i) 11,654 rentable square feet of space on the 21st Floor of the Building, and (ii) 11,717 rentable square feet on the 22nd Floor of the Building, and (iii) 10,866 rentable square feet on the 23rd Floor of the Building, all as more fully described below, pursuant to the terms of the Lease, as modified hereby; and
WHEREAS, Tenant has leased from Landlord, pursuant to a lease dated November 25, 2003 (“November 2003 Lease”) the entire rentable portion of the 24th Floor of the Building, more fully described on Exhibit C hereto (the “24th Floor Space”); and

WHEREAS, Landlord and Tenant are desirous of terminating the November 2003 Lease, and leasing to Tenant the 24th Floor Space pursuant to, and on all of the terms and conditions of the Lease, as modified hereby; and
WHEREAS, Tenant desires to extend the term of the Lease for a period of twelve (12) years, and Landlord is willing to extend the term of the Lease upon the terms and conditions hereinafter set forth; and
WHEREAS, Tenant has requested that Landlord grant options to Tenant to lease the second floor (including the mezzanine level of the second floor), the 27th, 39th and the 40th floors of the Building and Landlord is willing to grant such options to Tenant on the terms and conditions hereinafter set forth; and
WHEREAS, Tenant has requested that Landlord grant Tenant an option to surrender any one of the floors leased by Tenant pursuant to the Lease, as amended from time to time, and Landlord is willing to grant such option to Tenant on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto by these presents do covenant and agree as follows:
1. Recitals; Definitions. The Recitals set forth above are true and correct and are incorporated herein and form a part of this Agreement. Unless otherwise defined in this Agreement, all terms used in this Agreement that are defined in the Lease shall have the meanings ascribed to them in the Lease.

2. Premises. The Premises shall be expanded to include the 11,654 rentable square feet consisting of the 21st Floor described on Exhibit A-1 hereto (“21st Floor Space”), from and after the Effective Date or such later date on which the 21st Floor Space is delivered to Tenant in the Required Condition (defined below) (“21st Floor Inclusion Date”). The Premises shall be further expanded to include (a) the 24th Floor Space from and after the Effective Date; (b) the 11,717 rentable square feet consisting of the 22nd Floor described on Exhibit A-2 hereto (“22nd Floor Space”); and (c) the 10,866 rentable square feet consisting of the 23rd Floor described on Exhibit A-3 hereto (“23rd Floor Space”) on June 1, 2010, or such earlier date as may be consented to by Tenant, or on such later date on which the 22nd Floor Space and the 23rd Floor Space are delivered by Landlord to Tenant in the Required Condition. The date of delivery of the 22nd Floor Space and the 23rd Floor Space in the Required Condition is hereafter referred to as the “22nd and 23rd Floor Inclusion Date”. Tenant shall accept the 21st Floor, 22nd Floor and 23rd Floor Spaces in their “as is”, “where is” condition, and “with all faults”, provided however, each of said spaces shall, on the Effective Date and 22nd and 23rd Floor Inclusion Date, respectively, be free of (i) all tenancies and occupants, (ii) violations that would prevent Tenant from obtaining a work permit for the performance of alterations to ready each space for occupancy, and (iii) asbestos in friable condition. Tenant agrees that if it uncovers asbestos while making improvements to the spaces, and the asbestos is not in friable condition, or is or can be encapsulated, then Landlord will have no obligation to remove the asbestos. By way of example, if there is VAT tile, which is covered, or shall be covered by Tenant with other floor covering, Landlord will have no obligation to remove the VAT tile. Landlord agrees to obtain for Tenant an ACP-5 for demolition work to be performed by Tenant within each of the 21st, 22nd and 23rd Floor Spaces upon receipt of demolition plans for such spaces. The conditions noted in (i), (ii) and (iii) above are the ‘Required Condition”). LANDLORD AND LANDLORD’S AGENTS HAVE MADE NO REPRESENTATION OR WARRANTY TO TENANT, EXPRESS OR IMPLIED, RESPECTING THE CONDITION OF THE SPACES LEASED OR TO BE LEASED HEREUNDER OR THE BUILDING, INCLUDING WITHOUT LIMITATION (A) ANY IMPLIED OR EXPRESS WARRANTY OF QUALITY, CONDITION OR TENANTABILITY, OR (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

3. Extension of Term. The term of the Lease is hereby extended for a period of twelve (12) years, commencing on April 1, 2011 and ending on March 31, 2023, or until the term shall sooner cease or expire as hereinafter provided, by law or otherwise, both dates inclusive. From and after the date hereof, all references in the Lease to (i) “term” shall be deemed to mean the term of the Lease as extended by this Agreement, and (ii) “Expiration Date” shall be deemed to mean March 31, 2023.
4. Fixed Rent for 36th Floor through March 31, 2011. From the Effective Date to March 31, 2011, Tenant shall pay to Landlord the fixed annual rent (“Fixed Rent”) for the 36th Floor Space pursuant to the Lease.
5. Fixed Rent for the 24th Floor Space through December 31, 2013.

Time Period	Fixed Rent per Annum and per Month

Effective Date through	$332,375.00 per annum
December 31, 2010	($27,697.02 per month)

January 1, 2011 —	$340,684.00 per annum
December 31, 2011	($28,390.33 per month)

January 1, 2012 —	$349,201.00 per annum
December 31, 2012	($29,100.08 per month)

January 1, 2013 —	$357,931.00 per annum
December 31, 2013	($29,827.58 per month)
6. Real Estate Taxes for the 36th Floor Space through March 31, 2011. Tenant agrees that, for the period commencing on the Effective Date and ending on March 31, 2011, Tenant shall continue to pay, as and when provided in the Lease, the tax escalation, and all other additional rent for the 36th Floor Space, as set forth in the Lease.

7. Real Estate Taxes for the 24th Floor Space through December 31, 2013. Tenant agrees, that for the period commencing on the Effective Date, through December 31, 2013, Tenant shall pay the real estate tax escalation, if any, pursuant to Article Fifty-Eighth of the Lease with regard to the 24th Floor Space, except that the taxes for the base tax year shall be the average of the New York City real estate taxes for the years commencing July 1, 2003 and ending June 30, 2004, and commencing July 1, 2004 and ending June 30, 2005.
8. Fixed Rent for 36th Floor Space Extended Term. Commencing on April 1, 2011 and during the balance of the term, Tenant shall pay to Landlord, in accordance with the terms and conditions set forth in the Lease, Fixed Rent for the 36th Floor Space in the amounts set forth below:

Time Period	Fixed Rent per Annum and per Month

April 1, 2011 —	$329,344.00 per annum
March 31, 2012	($27,445.33 per month)

April 1, 2012 —	$337,577.60 per annum
March 31, 2013	($28,131.47 per month)

April 1, 2013 —	$346,017.04 per annum
March 31, 2014	($28,834.75 per month)

April 1, 2014 —	$354,667.47 per annum
March 31, 2015	($29,555.62 per month)

April 1, 2015 —	$363,534.15 per annum
March 31, 2016	($30,294.51 per month)

April 1, 2016 —	$372,622.51 per annum
March 31, 2017	($31,051.88 per month)

April 1, 2017 —	$403,186.07 per annum
March 31, 2018	($33,598.84 per month)

April 1, 2018 —	$413,265.72 per annum
March 31, 2019	($34,438.81 per month)

April 1, 2019 —	$423,597.37 per annum
March 31, 2020	($35,299.78 per month)

April 1, 2020 —	$434,187.30 per annum
March 31, 2021	($36,182.28 per month)

April 1, 2021 —	$445,041.98 per annum
March 31, 2022	($37,086.83 per month)

April 1, 2022 —	$456,168.03 per annum
March 31, 2023	($38,014.00 per month)

9. Fixed Rent for the 24th Floor Space — Extended Term. Commencing on January 1, 2014 and during the balance of the term, Tenant shall pay to Landlord, in accordance with the terms and conditions set forth in the Lease, Fixed Rent for the 24th Floor Space in the amounts set forth below:

Time Period	Fixed Rent per Annum and per Month

January 1, 2014 —	$394,643.22 per annum
March 31, 2014	($32,886.93 per month)

April 1, 2014 —	$404,509.19 per annum
March 31, 2015	($33,709.16 per month)

April 1, 2015 —	$414,621.92 per annum
March 31, 2016	($34,551.83 per month)

April 1, 2016 —	$424,987.58 per annum
March 31, 2017	($35,415.63 per month)

April 1, 2017 —	$459,846.27 per annum
March 31, 2018	($38,320.52 per month)

April 1, 2018 —	$471,342.43 per annum
March 31, 2019	($39,278.54 per month)

April 1, 2019 —	$483,125.99 per annum
March 31, 2020	($40,260.50 per month)

April 1, 2020 —	$495,204.14 per annum
March 31, 2021	($41,267.01 per month)

April 1, 2021 —	$507,584.24 per annum
March 31, 2022	($42,298.69 per month)

April 1, 2022 —	$520,273.85 per annum
March 31, 2023	($43,356.15 per month)

10. Fixed Rent for 21st Floor Space. Commencing on the 21st Floor Inclusion Date and during the balance of the term, Tenant shall pay to Landlord, in accordance with the terms set forth in the Lease, Fixed Rent for the 21st Floor Space in the amounts set forth below:

Time Period	Fixed Rent (Annual)	Fixed Rent (Monthly)
21st Floor Inclusion Date — March 31, 2011	$361,274.00	$30,106.17
April 1, 2011 — March 31, 2012	$370,305.85	$30,858.82
April 1, 2012 — March 31, 2013	$379,563.50	$31,630.29
April 1, 2013 — March 31, 2014	$389,052.58	$32,421.05
April 1, 2014 — March 31, 2015	$398,778.90	$33,231.57
April 1, 2015 — March 31, 2016	$408,749.37	$34,062.36
April 1, 2016 — September 30, 2016	$418,967.08	$34,913.92
October 1, 2016 — March 31, 2017	$442,275.08	$36,856.27
April 1, 2017 — March 31, 2018	$453,040.61	$37,753.38
April 1, 2018 — March 31, 2019	$464,366.63	$38,697.22
April 1, 2019 — March 31, 2020	$475,975.79	$39,664.65
April 1, 2020 — March 31, 2021	$487,875.19	$40,656.27
April 1, 2021 — March 31, 2022	$500,072.07	$41,672.67
April 1, 2022 — March 31, 2023	$512,573.87	$42,714.49

11. Fixed Rent for 22nd and 23rd Floors. Commencing on the 22nd and 23rd Floor Inclusion Date and during the balance of the term, Tenant shall pay to Landlord, in accordance with the terms set forth in the Lease, Fixed Rent for the 22nd Floor Space and the 23rd Floor Space in the amounts set forth below:

Time Period	Fixed Rent (Annual)	Fixed Rent (Monthly)
22nd and 23rd Floor Inclusion Date — March 31, 2011	$700,073.00	$58,339.42
April 1, 2011 — March 31, 2012	$717,574.83	$59,797.90
April 1, 2012 — March 31, 2013	$735,514.20	$61,292.85
April 1, 2013 — March 31, 2014	$753,902.05	$62,825.17
April 1, 2014 — March 31, 2015	$772,749.60	$64,395.80
April 1, 2015 — March 31, 2016	$792,068.34	$66,005.70
April 1, 2016 — September 30, 2016	$811,870.05	$67,655.84
October 1, 2016 — March 31, 2017	$857,036.05	$71,419.67
April 1, 2017 — March 31, 2018	$877,897.38	$73,158.12
April 1, 2018 — March 31, 2019	$899,844.81	$74,987.07
April 1, 2019 — March 31, 2020	$922,340.94	$76,861.74
April 1, 2020 — March 31, 2021	$945,399.46	$78,783.29
April 1, 2021 — March 31, 2022	$969,034.44	$80,752.87
April 1, 2022 — March 31, 2023	$993,260.31	$82,771.69
12. Real Estate Taxes During the Extension Term. During the extended term, Tenant shall pay the real estate tax escalation, if any, pursuant to Article Fifty-Eighth of the Lease, except that with regard to: (i) the 36th Floor Space, from and after April 1, 2011; (ii) the 21st Floor Space, from and after the 21st Floor Inclusion Date; (iii) the 22nd Floor Space and

23rd Floor Space, from and after the 22nd and 23rd Floor Inclusion Date; and (iv) the 24th Floor Space, from and after January 1, 2014; the base tax year shall be the New York City real estate tax year commencing July 1, 2011 and ending June 30, 2012, and that the base tax year and each of the comparative years’ taxes shall be calculated without giving effect to any tax abatement or exemption.
The Percentage for each of the individual spaces comprising the Premises is as follows:

36th Floor	2.08%
21st Floor	2.20%
22nd Floor	2.29%
23rd Floor	2.13%
24th Floor	2.37%
13. Rent Credit During the Extension Term. Provided that Tenant is not in default under the terms of this Lease beyond any applicable grace and notice periods as of the date that the applicable portion of the credit is to be applied (or in such event, at such time as any such default is cured), Tenant shall be entitled to a credit against the obligation to pay Fixed Rent, in the following amounts:
(a) 36th Floor — an aggregate amount of $165,358.18 to be applied as follows: $13,722.67 for each month commencing April 1, 2011 through January 1, 2012; and $14,065.74 for each of April 1, 2012 and May 1, 2012.
(b) 21st Floor — an aggregate amount of $181,389.72 to be applied as follows: $15,053.09 for each month commencing on the 21st Floor Inclusion Date through September 1, 2010; and $15,429.41 for each of April 1, 2012 and May 1, 2012, and the balance, if any, for June 1, 2012.

(c) 22nd and 23rd Floors — an aggregate amount of $351,495.00 to be applied as follows: $29,169.71 for each month commencing June 1, 2010 (or the 22nd and 23rd Floor Inclusion Date, if later) through March 1, 2011; and $29,898.95 for each of April 1, 2012 and May 1, 2012; and the balance, if any, for June 1, 2012.
(d) 24th Floor — an aggregate amount of $201,020.66 to be applied as follows: $16,443.47 for each month commencing January 1, 2014 through March 1, 2014; $16,854.55 for each month commencing April 1, 2014 through October 1, 2014; and $16,854.58 for each of January 1, 2015 and February 1, 2015.
Notwithstanding the foregoing, the credit shall not be applied against any additional rent, electricity charges, or other like sums from time to time payable by Tenant pursuant to the Lease, which amounts shall be paid without abatement in accordance with the terms of the Lease (except as otherwise set forth herein), nor against any Fixed Rent, if Tenant is in default of its Lease obligations beyond applicable grace and notice periods on the date the credit installment is to be applied, but shall be applied against Fixed Rent when such default has been cured.
14. Renewal Option. Tenant shall have one option to renew the term of this Lease, as to each individual floor of the Premises on all of the terms and conditions set forth in the Lease, except as set forth below. The renewal option shall be for a term of five (5) years (the “Renewal Option”), commencing April 1, 2023 and ending March 31, 2028 (the “Renewal Term”).

(a) The Tenant’s right to renew the term of this Lease shall be conditioned on (i) this Lease being in full force and effect and no default existing hereunder beyond the expiration of any applicable notice and cure period at the time of the delivery of the Renewal Notice (as defined below) or on the effective date of the Renewal Term and (ii) Tenant simultaneously exercising the Renewal Options under leases for spaces occupied by Tenant in the Building so that Tenant has renewed for a term of five (5) years leases in the Building aggregating no less than eight (8) full floors. Tenant may exercise the Renewal Option by delivering written notice to Landlord, not less than twelve (12) calendar months prior to the Expiration Date, (a “Renewal Notice”).
(b) The Renewal Option is personal to the Tenant herein named and any Permitted Transferees of Tenant and may not be severed from this Lease nor separately sold or assigned.
(c) If Tenant timely exercises the Renewal Option, the term of this Lease with respect to those floors for which the Renewal Option was exercised shall be renewed for the Renewal Term. The renewal of this Lease for the Renewal Term shall be on all of the same terms, covenants and conditions as set forth herein for the Extension Term, except that during the Renewal Term:
(i) Landlord shall have no obligation to perform any work in the Premises;
(ii) Tenant shall not be entitled to any Landlord work contribution or Landlord construction allowance;
(iii) Tenant shall not be entitled to any rent credit, concession or abatement;

(d) Fixed Rent during the Renewal Term shall be as follows:
Fixed Rent in Renewal Term for 36th Floor

Time Period	Fixed Rent Per Annum	Fixed Rent Per Month
April 1, 2023 — March 31, 2024	$501,784.83	$41,815.40
April 1, 2024 — March 31, 2025	$514,329.45	$42,860.79
April 1, 2025 — March 31, 2026	$527,187.69	$43,932.31
April 1, 2026 — March 31, 2027	$540,367.38	$45,030.62
April 1, 2027 — March 31, 2028	$553,876.57	$46,156.38
Fixed Rent in Renewal Term for 21st Floor

Time Period	Fixed Rent Per Annum	Fixed Rent Per Month
April 1, 2023 — March 31, 2024	$563,831.25	$46,985.94
April 1, 2024 — March 31, 2025	$577,927.04	$48,160.59
April 1, 2025 — March 31, 2026	$592,375.21	$49,364.60
April 1, 2026 — March 31, 2027	$607,184.59	$50,598.72
April 1, 2027 — March 31, 2028	$622,364.21	$51,863.68
Fixed Rent in Renewal Term for 22nd and 23rd Floors

Time Period	Fixed Rent Per Annum	Fixed Rent Per Month
April 1, 2023 — March 31, 2024	$1,092,586.34	$91,048.86
April 1, 2024 — March 31, 2025	$1,119,901.00	$93,325.08
April 1, 2025 — March 31, 2026	$1,147,898.52	$95,658.21
April 1, 2026 — March 31, 2027	$1,176,595.98	$98,049.67
April 1, 2027 — March 31, 2028	$1,206,010.88	$100,500.91
Fixed Rent in Renewal Term for 24th Floor

Time Period	Fixed Rent Per Annum	Fixed Rent Per Month
April 1, 2023 — March 31, 2024	$572,301.24	$47,691.77
April 1, 2024 — March 31, 2025	$586,608.77	$48,884.06
April 1, 2025 — March 31, 2026	$601,273.99	$50,106.17
April 1, 2026 — March 31, 2027	$616,305.84	$51,358.82
April 1, 2027 — March 31, 2028	$631,713.49	$52,642.79

plus all other additional rent, including, but not limited to, the real estate tax escalation, and electricity charges and water and sewer charges;
(e) In the Renewal Term, the base tax year set forth in paragraph 9 above shall not be changed.
15. Expansion Option. (a) Provided that: (i) Tenant is not then in default of this Lease beyond applicable grace and notice periods, and (ii) Tenant is then in actual physical occupancy of one hundred (100%) percent of the Premises, (unless Tenant is not in occupancy due to casualty, condemnation or other causes beyond Tenant’s reasonable control), Tenant shall have the option (the “Expansion Option”) to lease the following spaces in the Building: 2nd Floor (including mezzanine), 27th Floor, 39th Floor and 40th Floor, each hereafter individually referred to as an “Option Floor”. A floor plan for each of the Option Floors is attached hereto as Exhibit B. The Expansion Option for each Option Floor must be exercised by written notice to Landlord (“Option Notice”) no later than the Last Date by Which Tenant Can Exercise the Option, set forth in the chart below (“Last Date”). If Tenant has not sent to Landlord an Option Notice for an Option Floor on or before the respective Last Date, Landlord shall send to Tenant a written notice reminding Tenant of the Expansion Option and the Last Date (“Reminder Notice”). If a Reminder Notice is sent within the sixty (60) day period prior to the Last Date for a particular Option Floor, then time shall be of the essence for Tenant to exercise the Expansion Option on or before the Last Date, failing which, the Expansion Option for the respective Option Floor shall expire and be of no further force and effect. If Landlord sends the Reminder Notice on or after the Last Date, then the Expansion Option for the respective Option Floor shall be deemed extended for an additional five (5) business days after delivery to Tenant of the Reminder Notice. If Landlord sends the Reminder Notice on or after the Last Date, then time shall be of the essence for Tenant to exercise the Expansion Option on or before the fifth business day after delivery to Tenant of the Reminder Notice, and in such event, if Tenant fails to exercise the Expansion Option on or before the fifth business day after delivery of the Reminder Notice, then the Expansion Option for the respective Option Floor shall expire and be of no further force and effect.

		Last Date by	Landlord’s
		Which	Work
Option Floor	Fixed Rent Per	Tenant Can	Contribution	Anticipated
and The	Rentable Square	Exercise the	per Rentable	Delivery
Percentage	Foot	Option	Square Foot	Date	Rent Credit
2nd Floor and Mezzanine 2.74% 14,011 sq ft	$36.00 thru 3/31/16 $38.00 from 4/1/17	December 31, 2011	None	July 1, 2013	1/2 month rent for 10 months in year one. 1/2 month rent for 2 months in year two
27th Floor 2.37% 12,126 sq ft	$31.00 thru 3/31/16 $33.00 from 4/1/16	May 1, 2010	$25.00	August 1, 2010	1/2 month rent for 10 months in year one. 1/2 month rent for 2 months in year two
39th Floor 2.14% 10,909 sq ft	$31.00 thru 3/31/16 $33.00 from 4/1/16	January 31, 2011	$25.00	August 1, 2011	1/2 month rent for 10 months in year one. 1/2 month rent for 2 months in year two
40th Floor 2.13% 10,624 sq ft	$31.00 thru 3/31/16 $33.00 from 4/1/16	May 1, 2010	$25.00	July 1, 2010	1/2 month rent for 10 months in year one. 1/2 month rent for 2 months in year two

If Tenant timely delivers the Option Notice for a particular Option Floor, then this Lease shall be automatically deemed amended to reflect that: (i) the Option Floor shall be incorporated into the Premises as of the date Landlord delivers to Tenant possession of the floor in a Required Condition, but otherwise “as is”, provided however that Landlord agrees not to deliver to Tenant possession of the 2nd Floor Option Floor earlier than July 31, 2013; (ii) the Fixed Rent for the Option Space shall be the rentable square footage of the Option Floor multiplied by the Fixed Rent amounts set forth above, with annual, cumulative increases of 2.5%; (iii) Tenant shall pay the real estate tax escalation calculated utilizing the base year set forth in Section 9 hereof; (iv) The Percentage for each Option Floor shall be as set forth above; (v) Landlord shall pay Tenant a Work Contribution as set forth above in the manner set forth in Section 15 hereof; (vi) Tenant shall be entitled to a rent credit as set forth above; (vii) Tenant shall pay Landlord a water charge and sewer charge for each Option Floor in the amount of $102.00 for water and $102.00 for sewer; (viii) Landlord shall not be obligated to perform any work to the Option Floor to ready same for Tenant’s occupancy.
Tenant agrees that if it uncovers asbestos while making improvements to any Option Floor, and the asbestos is not in friable condition, or is or can be encapsulated, then Landlord will have no obligation to remove the asbestos. By way of example, if there is VAT tile, which is, or shall be covered by Tenant with other floor covering, Landlord will have no obligation to remove the VAT tile. Landlord agrees to obtain for Tenant an ACP-5 for demolition work to be performed by Tenant within each of the Option Floors upon receipt of demolition plans for such spaces. Landlord agrees to use reasonable efforts to deliver possession of the respective Option Floors on or about the applicable Anticipated Delivery Date, and will commence and diligently prosecute hold over proceedings, if necessary to do so.

(b) In the event Tenant fails to exercise its option for any Option Floor by the later of (i) the respective Last Date, and (ii) the fifth day after the delivery of the Reminder Notice, then Landlord shall thereafter be free to lease the applicable Option Floor to any third party on whatever terms Landlord determines, in Landlord’s sole and absolute discretion; and Tenant shall have no further right to lease the applicable Option Floor; and the Expansion Option with regard to such applicable Option Floor shall be deemed null and void.
16. Landlord’s Liability. The limitation of Landlord’s liability set forth in Section Thirty-Third of the Lease shall be fully applicable with respect to Landlord’s liability under this Agreement, and such provisions of the Lease are hereby fully incorporated within this Agreement by this reference.
17. Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Agreement, other than Newmark Knight Frank, which will be compensated by Landlord per separate agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, reasonable attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.
18. Landlord’s Contribution.
(a) Landlord’s Contribution. Provided that this Lease is in full force and effect and there is no event of default in Tenant’s obligation to pay Fixed Rent or Additional Rent, and no other material event of default shall have occurred and is then continuing hereunder, (or in such event, upon the cure of any such default), Landlord shall contribute, as hereinafter provided, an amount (“Landlord’s Contribution”) equal to a maximum of (i) Two Hundred Sixty-Five Thousand, Six Hundred Dollars ($265,600) for the 36th Floor Space; (ii) Two Hundred Ninety-One Thousand, Three Hundred Fifty Dollars ($291,350) for the 21st Floor Space; (iii) Two Hundred Ninety-Two Thousand, Nine Hundred Twenty-Five Dollars

($292,925) for the 22nd Floor Space; (iv) Two Hundred Seventy-One Thousand, Six Hundred Fifty Dollars ($271,650) for the 23rd Floor Space; and (v) Three Hundred Two Thousand, Nine Hundred Twenty-Five Dollars ($302,925) for the 24th Floor Space toward Tenant’s actual cost of Tenant’s alterations to be performed by or on behalf of Tenant on such Floors, and “soft costs” incurred in connection with Tenant’s alterations, including architectural and engineering fees and other soft costs incurred in connection with Tenant’s alterations. Soft Costs shall mean the cost of space planning, engineering and design costs, third party construction management fees, permitting, furniture, moving and other soft costs and data and voice equipment, cabling, wiring and related expenses and the cost of Tenant’s server room. Landlord shall not be obligated to commence the payment of the Work Contribution for the 36th Floor Space until April, 2011, and for the 21st Floor Space until the 21st Floor Inclusion Date, and for the 22nd and 23rd Floor Space until the 22nd and 23rd Floor Inclusion Date, and for the 24th Floor Space until January 2014.
(b) Parameters. Any cost of Tenant’s alterations in excess of Landlord’s Contribution shall be paid entirely by Tenant. Tenant shall be entitled to receive any portion of Landlord’s Contribution not actually expended by Tenant in the performance of Tenant’s alterations and/or Soft Costs and/or not paid by Landlord as required herein, as a credit against Fixed Rent for the Floor, but not additional rent, provided that (i) Tenant is not then in default of its obligations to pay Fixed or additional rent and that no other material event of default shall have occurred and be continuing hereunder, (ii) Tenant has provided to Landlord reasonable proof that Tenant has paid in full the cost of Tenant’s alterations; and (iii) the credit shall be applied against Fixed Rent due prior to or six months after the Final Submission Date, failing which, Tenant shall no longer be entitled to any credit for unpaid portions of Landlord’s Contribution.

(c) Payment. Landlord shall make progress payments to Tenant or as directed by Tenant on account of Landlord’s Contribution on a monthly basis in reimbursement of or payment for the cost of the work performed during the previous month. Each of Landlord’s progress payments will be limited to an amount equal to (a) the aggregate amounts theretofore paid or payable by Tenant (as certified by an authorized officer of Tenant) to Tenant’s contractors, subcontractors and material suppliers (excluding any payments for which Tenant has previously been reimbursed out of previous disbursements from Landlord’s Contribution), multiplied by (b) a fraction, the numerator of which is the amount of Landlord’s Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for Tenant’s alterations, then Landlord’s reasonable estimate thereof) for the performance of all of Tenant’s alterations shown on all plans and specifications approved by Landlord. Such progress payments shall be made within forty-five (45) days next following the delivery to Landlord of requisitions therefor, signed by an officer of Tenant, which requisitions shall set forth the names of each contractor and subcontractor to whom payment is due, or to whom payment has been made by Tenant, and the amount thereof, and shall be accompanied by (i) copies of partial waivers of lien from all contractors, subcontractors and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant; and (ii) a written certification from Tenant’s architect that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord. All requisitions shall be submitted on AIA Form G702 and G703. All requisitions must be submitted (i) by April 1, 2013 with respect to the 36th

Floor Space; (ii) within two (2) years of the 21st Floor Inclusion Date with respect to the 21st Floor Space; (iii) within two (2) years of the 22nd and 23rd Floor Inclusion Date with respect to the 22nd and 23rd Floors; and (iv) by January 1, 2014 with regard to the 24th Floor Space (each of such dates hereafter individually referred to as a “Final Submission Date”). The final requisition for each Floor shall not be disbursed until all documentation required under this Section 15(c) has been delivered to Landlord, together with (A) proof of the satisfactory completion of all required inspections (if any) and issuance of any required approvals, permits and sign-offs for Tenant’s alterations by all governmental authorities having jurisdiction thereover; (B) final “as-built” plans and specifications for Tenant’s alterations as required pursuant to the Lease; and (C) the issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of Tenant’s alterations. Notwithstanding anything to the contrary set forth in this Lease, (i) the Work Contribution shall be paid by Landlord in no less than three installments, and (ii) Landlord will not be required to pay to Tenant any undisbursed portion of the Landlord’s Contribution for any requisition not submitted prior to the respective Final Submission Date. However, nothing set forth in the preceding sentence shall limit Tenant’s right to a credit against Fixed Rent as set forth in Section 15 (b) above. Notwithstanding anything to the contrary set forth in this paragraph 15, if Tenant fails to pay when due any sums due and payable to any of Tenant’s contractors or material suppliers and Tenant shall fail to remove or bond any lien within ten (10) days after notice from Landlord of such failure, such failure shall constitute a material event of default under the Lease and, without limitation of Landlord’s other rights and remedies hereunder, Landlord shall have the right, but not the obligation, to promptly pay to such contractor or supplier all sums so due from Tenant, and sums so paid by Landlord shall be deemed additional rent and shall be paid by Tenant within ten (10) days after Landlord delivers to Tenant an invoice therefor.

19. Articles Deleted. Landlord and Tenant agree that Article Fifty-Seventh of the First Amendment of Lease, and Article Sixty-Sixth of the Lease, are hereby deleted in their entirety.
20. Notices to Landlord. Article Forty-Eighth of the Lease is hereby amended to provide that copies of any notices sent to Landlord by Tenant shall be sent to Gerstein Strauss & Rinaldi, LLP, 57 West 38th Street, 9th Floor, New York, New York 10018, Attention: Victor R. Gerstein, Esq.
21. Electricity, Water and Sewer. Tenant shall pay to Landlord for electrical use in each floor of the Premises in accordance with Article Twenty-Second of the First Amendment of Lease, and water and sewer charges of $102 per month, per floor of the Premises in accordance with Articles Twenty-Third and Twenty-Fourth of the Lease.
22. Tenant’s Surrender Option. As long as an Event of Default is not in existence, and on the condition that Tenant and/or its subsidiaries and/or affiliates (i) have exercised their respective Expansion Options contained in leases for other space in the Building, and (ii) have not exercised a Surrender Option under any other lease for space in the Building, so that Tenant and/or its subsidiaries collectively occupy under lease with Landlord at least twelve (12) separate Floors in the Building, Tenant shall have the one time option (the “Surrender Option”) to surrender any one of the Floors occupied by Tenant pursuant to the Lease. The surrender will be effective as of the date set forth in Tenant’s Notice (defined below), which date shall not be earlier than the sixth (6th) month anniversary of the transmittal of the Tenant’s Notice (the “Surrender Date”). The Surrender Option shall be exercisable by Tenant or its subsidiary or affiliate giving irrevocable written notice (“Tenant’s Notice”) to Landlord at least six (6) months prior to surrender of the Floor. If (i) Tenant duly serves the Tenant’s Notice, (ii) Tenant shall pay to Landlord Fixed Rent and all other sums owed under the Lease (and all other leases for spaces occupied by Tenant and/or its subsidiaries and/or affiliates in the Building) through the Surrender Date, and (iii) Tenant shall surrender vacant possession of the Floor to Landlord on the Surrender Date in accordance with the provisions of this Lease, free and clear of all tenancies, sub-tenancies and occupancy rights, then the respective lease shall be terminated as to the Floor surrendered as of the Surrender Date (and all provisions for the Lease relating to the surrendered Floor shall be deemed amended to account for the deletion of such Floor from the Premises. For the sake of clarity, with regard to all of the space in the Building occupied by Tenant and/or its subsidiaries and/or affiliates under various leases, Tenant may surrender only one full Floor.
23. Article Second. Article Second of the Lease is hereby amended to delete the following language: “expended by Landlord and/or which” in the second line of sub paragraph (a).
24. Rent Control. Article Fifty Third of the Lease is hereby deleted in its entirety, and the following language is substituted in its place:
“In the event the Fixed Rental or Additional Rental or any part thereof provided to be paid by Tenant under the provisions of this Lease during the demised term shall become uncollectible or shall be reduced or required to be reduced or refunded by virtue of any federal, state, county or city law, order or regulation, or by any direction of a public officer or body pursuant to law, or the orders, rules, code or regulations of any organization or entity formed pursuant to law, whether such organization or entity be public or private, then Landlord, at its option, may at any time thereafter terminate this Lease by not less than thirty (30) days’ written notice to Tenant, on a date set forth in said notice, in which event this Lease and the term hereof shall terminate and come to an end on the date fixed in said notice as if the said date were the Expiration Date. Landlord shall not have the right to so terminate this Lease if Tenant, within such period of thirty (30) days, shall, in writing, agree that the rentals herein reserved are a reasonable rental and agrees to continue to pay said rentals”.

25. Capital Improvements. Articles Fifth, Twenty-Fourth, and Twenty-Fifth are hereby amended to provide that notwithstanding anything set forth to the contrary in the Lease, Tenant shall not be responsible to pay for any capital improvements to the Building, and is not responsible to pay for any sprinkler installations required by Local Law 26/2004, or any sprinkler alterations unless required by Tenant’s specific use of or alteration to the Premises.
26. Continued Occupancy. Notwithstanding anything set forth to the contrary in Article Fifty-Ninth of the Lease, Landlord agrees not to serve Tenant with a notice of default based upon failure of Tenant’s continued occupancy unless the Premises have been vacant for more than fourteen (14) months. Tenant acknowledges that the previous sentence is not meant to limit Landlord’s rights or remedies in the event of any other default by Tenant under this Lease, or in any way interfere with the rights of Landlord to enforce the provisions of this Lease.
27. Late Charge. Article Sixty-Sixth, Section (i) of the Lease is hereby amended to reduce the amount of the late charge from ten cents ($0.10) to four cents ($0.04) for each dollar.
28. Assignment and Sublet. Article Tenth of the Lease, Section (ii) is hereby amended to reduce the amount of the letter of credit to the product of (A) one (1), and (B) the then prevailing monthly Fixed Rent.
Sections (v)(A) and (v)(C) of Article Tenth are hereby amended to provide that Tenant may deliver to Landlord, in lieu of a term sheet, a written notice of intent to assign or sublet the Lease, in order to trigger Landlord’s right to either terminate the Lease, or accept an assignment of the Lease, provided however, that with regard to a sublet, Section (C)(1) shall be amended to provide for rental terms based on market rents.

29. Removal of Tenant Improvements. The last sentence of Article of the Lease is hereby amended to read as follows:
“Notwithstanding the foregoing, it is understood and agreed by the parties hereto that all improvements and other alterations to the demised premises made by or on behalf of Tenant prior to the Effective Date shall be deemed to be standard alterations which Landlord may not require Tenant to remove, except that Landlord may require Tenant to remove the staircase between the 23rd and 24th Floors, and repair the respective floor and ceiling slabs.”
30. November 2003 Lease. Tenant and Landlord acknowledge that the November 2003 Lease is hereby terminated and of no further force and effect; and neither party shall have any further rights or obligations thereunder.
31. Security. Tenant and Landlord acknowledge that Tenant deposited the sum of $_____  as a security deposit for the 24th Floor Space under the November 2003 Lease, and that the security shall continue to be held for the Premises pursuant to Article Thirty-Eighth of the Lease.
32. Ratification. This Agreement amends and forms a part of the Lease. Landlord and Tenant hereby ratify and confirm their obligations under the Lease and represent and warrant to one another that each has no defenses thereto. Additionally, Landlord and Tenant further confirm and ratify that, as of the date hereof, (i) the Lease is and remains in good standing and in full force and effect, (ii) each has no claims, counterclaims, set-offs or defenses against the other arising out of the Lease, and other leases for space occupied by Tenant in the Building, or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (iii) except as otherwise herein set forth, Tenant is not entitled to any free rent, rent abatement, Landlord’s work contribution or allowance, or Landlord’s work. Tenant acknowledges that to Tenant’s knowledge, Landlord has performed all obligations imposed on Landlord by the Lease, and other leases for space occupied by Tenant in the Building, prior to the date hereof.

33. Entire Agreement; No Waiver. This Agreement, together with the Lease, constitutes the entire agreement of the parties hereto with respect to the matters stated herein, and may not be amended or modified unless such amendment or modification shall be in writing and shall have been signed by the party against whom enforcement is sought. No waiver by either party or any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply. If any provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement or the application of such provision other than to the extent that it is invalid or unenforceable shall not be affected, and each provision of this Agreement shall remain in full force and effect notwithstanding the invalidity or unenforceability of such provision, but only to the extent that application and/or enforcement, as the case may be, would be equitable and consistent with the intent of the parties in entering into this Agreement.
34. Submission of Amendment. The submission by Landlord to Tenant of this Agreement shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any rights or impose any obligations upon either party until the execution thereof by Landlord and the delivery of an executed original copy thereof to Tenant or its representative.
35. Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns. In the event of any conflict or inconsistency between the terms of this Agreement and the remaining terms of this Lease, the terms of this Agreement shall govern and control. This Agreement shall be governed by the laws of the State of New York.

36. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.
37. No Recordation. Landlord and Tenant agree that this Agreement shall not be recorded.
IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have duly executed this Agreement as of the date first written above.

LANDLORD: 500-512 SEVENTH AVENUE LIMITED PARTNERSHIP
By:	/s/ Joseph Chetrit
Name and Title:

TENANT: G-III LEATHER FASHIONS, INC.
By:	Wayne S. Miller
Name and Title:

EXHIBIT A
36th Floor Space

EXHIBIT A-1
21st Floor Space

EXHIBIT A-2
22nd Floor Space

EXHIBIT A-3
23rd Floor Space

EXHIBIT B
Option Floors

EXHIBIT C
24th Floor Space